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EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES
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

                          Primary Earnings Per Share      Fully Diluted Earnings Per Share
                          ----------------------------    --------------------------------
                            1994      1993        1992      1994        1993        1992
                          --------  --------    --------  --------    --------    --------

EARNINGS:  (In Millions)
- --------
Earnings (loss) from
  continuing operations    $ 63.3    $ 40.1      $  4.4    $ 63.3      $ 40.1      $  4.4
Series C preferred
  dividend requirements      (2.8)     (2.9)       (3.0)
Series D preferred
  dividend requirements      (6.2)     (6.2)       (1.6)
Additional required
  ESOP contribution <F1>                                    (2.1)       (2.3)       (2.3)
                            -----     -----       -----     -----       -----       -----
Earnings (loss) from
  continuing operations,
    as adjusted              54.3      31.0         (.2)     61.2        37.8         2.1
Cumulative effect
  of accounting change                            (88.1)                            (88.1)
                            -----     -----       -----     -----       -----       -----
Net earnings (loss)
  available for common
    & equivalent shares    $ 54.3    $ 31.0      $(88.3)   $ 61.2      $ 37.8      $(86.0)
                            -----     -----       -----     -----       -----       -----
                            -----     -----       -----     -----       -----       -----

WEIGHTED AVERAGE SHARES:  (In Millions)
- -----------------------

Common shares outstanding    34.8      27.2        22.4      34.8        27.2        22.4
Dilutive stock
  options outstanding          .3        .1                    .3          .3
Conversion of Series C
  preferred stock <F3>                                        1.9         1.9         1.9
Contingent issuance of
  common stock to satisfy
    the redemption price
      guarantee <F2><F4>                                       .4          .1          .1
Conversion of Series D
  preferred stock <F3>                                        4.4         4.4         1.2
                            -----     -----       -----     -----       -----       -----
Common and equivalent
  shares outstanding         35.1      27.3        22.4      41.8        33.9        25.6
                            -----     -----       -----     -----       -----       -----
                            -----     -----       -----     -----       -----       -----

PER COMMON AND EQUIVALENT SHARE:
- -------------------------------

Continuing operations      $ 1.55    $ 1.13      $ (.01)   $ 1.46      $ 1.12      $  .08
Cumulative effect
  of accounting change                            (3.93)                            (3.44)
                            -----     -----       ------     -----       -----       -----
  Net earnings (loss)      $ 1.55    $ 1.13 <F6> $ (3.94)   $ 1.46      $ 1.12      $(3.36)<F5>
                            -----     -----       -----     -----       -----       -----
                            -----     -----       -----     -----       -----       -----

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EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS  (continued)
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FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES
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[FN]
<F1>  Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

<F2>  Calculations consider the December 31, 1994 common stock market price in accordance with the Emerging Issues Task Force Abstract No. 89-12.

<F3>  Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding.

<F4>  Amount represents the additional number of common shares that would be issued in order to satisfy the preferred stock redemption price guarantee. This calculation considers only the number of preferred shares held by the ESOP that have been allocated to participants' accounts as of December 31 of the respective year.

<F5>  This calculation is submitted in accordance with Regulation S-K Item
      601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

<F6>  Calculation is based on net earnings available for common and equivalent shares of approximately $30,940,000 and common and equivalent shares outstanding of 27,342,160.